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Exhibit 5.1

                                                     Morgan, Lewis & Bockius LLP
                                                               Counselors at Law

1701 Market Street
Philadelphia, PA 19103-2921
215-963-5000
Fax: 215-963-5001

                                November 24, 2004

Universal Display Corporation
375 Phillips Boulevard
Ewing, NJ  08618

RE:  Universal Display Corporation, Registration Statement on Form S-3
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Ladies and Gentlemen:

We have acted as counsel to Universal Display Corporation, a Pennsylvania corporation (the "Company"), in connection with the filing of the referenced Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with the Securities and Exchange Commission (the "SEC"). The Registration Statement relates to the proposed offering and sale of up to 1,744,254 shares (the "Shares") of the common stock, par value $0.01 per share, of the Company (the "Common Stock"). The Shares consist of (i) 118,916 shares of Common Stock (the "Outstanding Shares") that the Company issued to a selling shareholder named in the prospectus included in the Registration Statement (the "Prospectus") in connection with the automatic conversion of shares of the Series B Preferred Stock, par value $0.01 per share, of the Company, (ii) 500,000 shares of Common Stock (the "License Agreement Shares") that the Company expects to issue within the next two years to certain selling shareholders named in the Prospectus pursuant to license agreements between the Company and such selling shareholders (the "License Agreements"),
(iii) 675,000 shares of Common Stock (the "License Agreement Warrant Shares") to be issuable upon the exercise of warrants (the "License Agreement Warrants") that the Company expects to issue within the next two years to the same selling shareholders pursuant to the License Agreements, and (iv) 450,338 shares of Common Stock (the "Warrant Shares") issuable upon the exercise of warrants (the "Warrants") that have been granted to certain warrantholders names as selling shareholders in the Prospectus.

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Articles of Incorporation and Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.


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Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and that (A) the Outstanding Shares are validly issued, fully paid and non-assessable, and (B) (i) the License Agreement Shares, when issued in accordance with the terms of the License Agreements, (ii) the License Agreement Warrant Shares, when issued upon exercise of the License Agreement Warrants in accordance with their respective terms, and (iii) the Warrant Shares, when issued upon the exercise of the Warrants in accordance with their respective terms, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the Commonwealth of Pennsylvania.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP